Exhibit 99.(11)(a)

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

June 29, 2012

Morgan Stanley Institutional Fund, Inc.
522 Fifth Avenue
New York, New York 10036

Re:          Opinion of Counsel Regarding the Registration Statement
Filed on Form N-14 under the Securities Act of 1933
(File Nos. 333-181285)

Ladies and Gentlemen:

We have acted as counsel for Morgan Stanley Institutional Fund, Inc., a Maryland corporation (the “Fund”), in connection with the proposed acquisition by Frontier Emerging Markets Portfolio, a newly created series of the Fund (the “Acquiring Fund”), of all of the assets and the assumption of the liabilities of Morgan Stanley Frontier Emerging Markets Fund, Inc., a Maryland corporation (the “Acquired Fund”), pursuant to an Agreement and Plan of Reorganization, dated as of April 25, 2012 (the “Reorganization Agreement”), in exchange solely for an equal aggregate value of shares of common stock of the Acquiring Fund to be distributed thereafter to stockholders of the Acquired Fund.

This opinion is furnished in connection with the Fund’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the Class I shares of common stock of the Acquiring Fund, with a par value of $0.001 per share (the “Acquiring Fund Shares”), to be issued in the Reorganization.

We have examined such statutes, regulations, corporate records and other documents and reviewed such questions of law as we deemed necessary or appropriate for the purpose of this opinion.  As to matters of Maryland law contained in this opinion, we have relied upon the opinion of Ballard Spahr LLP, dated June 29, 2012.

Based upon the foregoing, we are of the opinion that subsequent to the approval by the stockholders of the Acquired Fund of the Reorganization Agreement, set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the “Proxy Statement and Prospectus”), the Acquiring Fund Shares, when such Acquiring Fund Shares are issued and delivered by the Fund as contemplated by the Registration Statement and the Reorganization

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Agreement against payment of the consideration therein described, such Acquiring Fund Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

Very truly yours,

/s/ Dechert LLP